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August 29, 2007

Exhibit 5.1

Uranium Energy Corp.
9801 Anderson Mill Road, Suite 230
Austin, Texas 78750

Attention:        Mr. Amir Adnani, President

Dear Sirs:

Uranium Energy Corp. - Registration Statement on Form SB-2

               I have acted as counsel for Uranium Energy Corp., a Nevada corporation (the "Company"), in connection with the preparation of the Registration Statement on Form SB-2, as amended (the "Post-Effective Registration Statement"), to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering of 60,000 shares of the Company's common stock (the "Shares") issuable upon the exercise of additional warrants to acquire shares of the Company's common stock (the "Warrants") issued to the selling shareholders named in the Post-Effective Registration Statement (the "Selling Shareholders"). The Post-Effective Registration Statement incorporates by reference the contents of the Registration Statement on Form SB-2 filed by the Company (File No. 333-140722), including the exhibits filed therewith, relating to the offering of 5,400,000 shares of common stock and 2,700,000 shares of common stock issuable upon exercise of certain outstanding warrants to acquire shares of common stock of the Company by the selling shareholders named in such registration statement.

               We have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter.

               Based upon the foregoing, I am of the opinion that, upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price of the Warrants), the Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

               My opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. I have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company; and

    I have assumed (i) the genuineness of all signatures on documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity to authentic originals of all documents submitted to me as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to me for my review, have not been and will not be altered or amended in any respect.

               I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Registration Statement and to being referred to in the section of the Post-Effective Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

/s/ Herbert I. Ono

Herbert (Herb) I. Ono*

*Licensed to Practice in the State of California